Baldwin & Lyons, Inc.

1099 North Meridian Street
Indianapolis, IN 46204
(317) 636-9800

Subject: Baldwin & Lyons Announces Officer Changes

December 10, 2010

Press Contact: G. Patrick Corydon
(317) 452-7500
corydon@baldwinandlyons.com

Indianapolis, Indiana, Dec. 10, 2010—The Board of Directors of Baldwin & Lyons, Inc. (NASD: BWINA, BWINB) at a meeting held on December 10th 2010, announced that Mr. Joseph J. DeVito was elected to the position of Chief Executive Officer, replacing Gary W. Miller in that role.  Mr. DeVito has been employed by Baldwin & Lyons, Inc. in various capacities since 1981 and has been a director since 1997.  In addition, he will retain his current duties as President and Chief Operating Officer of the Company.

Mr. Miller, a 45 year veteran of the Company, held the title of Chairman and Chief Executive Officer since 1997.  Mr. Miller will remain with the company and hold the new position of Executive Chairman of the Board of Directors of Baldwin & Lyons, Inc.

About the Company:

Baldwin & Lyons, Inc., based in Indianapolis, Indiana, is a specialty property-casualty insurer with a leading position in providing coverages for large, medium and small-sized transportation fleets. The company's product offerings also include coverage for  private passenger automobile, business owners property and liability, professional liability and a variety of property and casualty reinsurance assumed programs.

Cautionary Note Regarding Forward-Looking Statements

Forward-looking statements in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties. Readers are encouraged to review the Company's annual report for its full statement regarding forward-looking information.